SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-22524

                         REAL GOODS TRADING CORPORATION
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             (Exact name of registrant as specified in its charter)


                              3440 Airway Boulevard
                              Santa Rosa, CA 95403
                                 (707) 521-4444
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of Securities covered by this Form)

                                 Not applicable
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file:

Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)             [ ]
Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)            [ ]
Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)             [ ]
Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)            [ ]
                                      Rule 15d-6                      [ ]

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, Real Goods Trading Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 30, 2001               By:     /s/ Jirka Rysavy
                                           Jirka Rysavy
                                           Chief Executive Officer and President